ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated February 23, 2012

Media Release: February 23, 2012

ETRACS REPORTS TECHNOLOGY SECTOR TOP PERFORMER: SOLID STATE DRIVE ETN LEADS TECHNOLOGY EXCHANGE TRADED PRODUCTS WITH A 29.97% YTD RETURN

New York, February 23, 2012 – UBS Investment Bank today announced that the ETRACS ISE Solid State Drive Index ETN (Ticker: SSDD, NYSE), linked to the ISE Solid State Drive™ Index, is the top performing technology exchange-traded product (“ETP”)* year-to-date, significantly outperforming all other US-listed, non-leveraged and non-inverse exchange-traded notes (“ETNs”) and exchange-traded funds (“ETFs”) such as the Vanguard Information Technology ETF (Ticker: VGT, NYSE), Technology Select Sector SPDR Fund (Ticker: XLK, NYSE), iShares Dow Jones U.S. Technology Sector Index Fund (Ticker: IYW, NYSE) and iShares S&P Global Technology Sector Index Fund (Ticker: IXN, NYSE).

SSDD, like its leveraged counterpart, the ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN (Ticker: SSDL), provides investors with exposure to a portfolio of companies actively involved in the solid state drive segment of the electronic storage industry.

The table below summarizes the year-to-date performance of the top technology ETPs listed on a U.S. securities exchange:

Ticker	Name	Underlying Index	Total Return (YTD)

SSDD	ETRACS ISE Solid State Drive Index ETN	ISE Solid State Drive™ Index	29.97%

QGEM	EGShares Technology GEMS ETF	Dow Jones Emerging Markets	21.66%

		Technology Titans Index

CQQQ	Guggenheim China Technology ETF	AlphaShares China Technology Index	19.92%

XSD	SPDR S&P Semiconductor ETF	S&P Semiconductor Select Industry	18.28%

SKYY	First Trust ISE Cloud Computing Index Fund	ISE Cloud Computing Index	18.02%

QQQC	The Global X NASDAQ China Technology	NASDAQ OMX China Technology	17.43%

	ETF	Index

SOXX	iShares PHLX SOX Semiconductor Sector	PHLX Semiconductor Sector Index	16.68%

	Index Fund

PXQ	PowerShares Dynamic Networking	Dynamic Networking Intellidex Index	16.06%

	Portfolio

MTK	SPDR Morgan Stanley Technology ETF	Morgan Stanley Technology Index	16.01%

IGV	iShares S&P GSTI Software Index Fund	S&P North American Technology-	15.34%

		Software Index

FXL	First Trust Technology AlphaDEX Fund	StrataQuant Technology Index	15.12%

PTF	PowerShares Dynamic Technology Sector	Dynamic Technology Sector Intellidex	14.82%

	Portfolio	Index

EIPO	ETRACS Next Generation Internet ETN due	UBS Next Generation Internet Index	14.79%

	July 19, 2041

QTEC	First Trust NASDAQ-100 Technology Sector	NASDAQ-100 Technology Sector	14.64%

	Index Fund	Index

IYW	iShares Dow Jones US Technology Sector	Dow Jones U.S. Technology Index	14.55%

	Index Fund

AXIT	iShares MSCI ACWI ex US Information	MSCI All Country World ex USA	14.33%

	Technology Sector Index Fund	Information Technology Index

FTQ	Focus Morningstar Technology Index	Morningstar Technology Index	14.21%

VGT	Vanguard Information Technology Index	MSCI US Investable Market	14.05%

	Fund	Information Technology 25/50 Index

RYT	Rydex S&P Equal Weight Technology ETF	S&P Equal Weight Index Information	14.02%

		Technology

SMH	Market Vectors Semiconductor ETF	Market Vectors US Listed	13.44%

		Semiconductor 25 Index

IGN	iShares S&P GSTI Networking Index Fund	S&P North American Technology-	13.42%

		Multimedia Networking Index

IXN	iShares S&P Global Technology Sector	S&P Global Information Technology	13.25%

	Index Fund	Sector Index

IGM	iShares S&P GSTI Technology Index Fund	S&P North American Technology	13.04%

		Sector Index

PSI	PowerShares Dynamic Semiconductors	Dynamic Semiconductors Intellidex	12.60%

	Portfolio	Index

PSJ	PowerShares Dynamic Software Portfolio	Dynamic Software Intellidex Index	12.15%

XLK	Technology Select Sector SPDR Fund	Technology Select Sector Index	12.14%

SOCL	Social Media Index ETF Profile	Solactive Social Media Index	12.06%

PNQI	PowerShares NASDAQ Internet Portfolio	NASDAQ Internet Index	11.92%

PSCT	PowerShares S&P SmallCap Information	S&P SmallCap 600 Information	11.88%

	Technology Portfolio	Technology Index

IPK	SPDR S&P International Technology Sector	S&P Developed Ex-U.S. BMI	11.88%

	ETF	Information Technology Sector Index

XSW	SPDR S&P Software & Services ETF	S&P Software & Services Select	10.74%

		Industry Index

PXN	PowerShares Lux Nanotech Portfolio	Lux Nanotech Index	9.92%

FDN	First Trust Dow Jones Internet Index Fund	Dow Jones Internet Index	8.27%

Source: ETFdb 2/22/2012

*As of 2/22/2012. Based on total return, as determined by ETFdb. All ETPs defined by ETFdb as US-listed, non-leveraged and non-inverse technology ETPs on 2/22/2012 were considered for this comparison. Note that newly issued ETPs may not be included in the ETFdb database and therefore may have been excluded from this comparison.

About the ISE Solid State Drive™ Index

The ISE Solid State Drive™ Index was created as a benchmark for the solid state drive technology market. The Index uses an equal weighted allocation across the drive manufacturer and component manufacturer categories as well as an equal weighted allocation methodology for all components within each sector category. Index components are reviewed quarterly for eligibility, and the weights are re-set according to that methodology.

About ETRACS

For further information about ETRACS ETNs, go to http://www.etracs.com.

Exchange Traded Access Securities ETNs (“ETRACS ETNs”), are exchange-traded notes, an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETRACS ETNs may offer:

•	Access to asset classes with historically low correlations to more traditional asset classes
•	Convenience of an exchange-traded security
•	Transparent exposure to a published index

ETRACS ETNs are senior unsecured notes issued by UBS AG (“UBS”), are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETN.

There are 41 ETRACS ETNs:

ETRACS ETN Name	Ticker

Master Limited Partnerships
Alerian MLP Infrastructure	MLPI
2x Monthly Leveraged Long Alerian MLP Infrastructure	MLPL
1x Monthly Short Alerian MLP Infrastructure TR*	MLPS
Alerian Natural Gas MLP	MLPG
Wells Fargo MLP Index	MLPW

Business Development Companies
Wells Fargo Business Development Company Index	BDCS
2x Monthly Leveraged Wells Fargo Business Development Company Index	BDCL

Alpha Strategies
Long-Short S&P 500 VIX Futures	XVIX
Natural Gas Futures Contango ETN	GASZ
Oil Futures Contango ETN	OILZ

Hybrid
S&P 500 Gold Hedged	SPGH
Fisher-Gartman Risk On ETN	ONN
Fisher-Gartman Risk Off ETN	OFF

Commodities
CMCI TR	UCI
CMCI Agriculture TR	UAG
CMCI Energy TR	UBN
CMCI Food TR	FUD
CMCI Gold TR	UBG
CMCI Industrial Metals TR	UBM
CMCI Livestock TR	UBC
CMCI Long Platinum ER*	PTM
CMCI Short Platinum ER	PTD
CMCI Silver TR	USV
DJ-UBS Commodity Index TR	DJCI

Equities
Next Generation Internet ETN	EIPO
Monthly 2xLeveraged Next Generation Internet ETN	EIPL
Long ISE Solid State Drive Index	SSDD
2xLeveraged Long ISE Solid State Drive Index	SSDL
Monthly 2xLeveraged ISE Cloud Computing TR	LSKY

Volatility
Long-Short S&P 500 VIX Futures	XVIX
Long 1-Month S&P 500 VIX Futures	VXAA
Long 2-Month S&P 500 VIX Futures	VXBB
Long 3-Month S&P 500 VIX Futures	VXCC
Long 4-Month S&P 500 VIX Futures	VXDD
Long 5-Month S&P 500 VIX Futures	VXEE
Long 6-Month S&P 500 VIX Futures	VXFF
Short 1-Month S&P 500 VIX Futures	AAVX
Short 2-Month S&P 500 VIX Futures	BBVX
Short 3-Month S&P 500 VIX Futures	CCVX
Short 4-Month S&P 500 VIX Futures	DDVX
Short 5-Month S&P 500 VIX Futures	EEVX
Short 6-Month S&P 500 VIX Futures	FFVX
*TR=Total Return and ER=Excess Return

The contents of any website referred to in this communication are not part of, or incorporated by reference in, this communication. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offerings of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1.877.387.2275).

Futures and futures options trading is speculative, involves a high degree of risk and is not suitable for all investors. Past performance is not necessarily indicative of future results.

© UBS 2012. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. “UBS Bloomberg Constant Maturity Commodity Index” and “CMCI” are service marks of UBS and/or Bloomberg. “Dow Jones,” “DJ-UBS Commodity Index” and “DJ-UBSCI” are service marks of Dow Jones & Company Inc. and UBS AG, as the case may be. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500™,” “S&P 500 Gold Hedged,” “S&P 500 VIX Short-Term Futures Index,” “S&P 500 VIX 2-Month Futures Index,” “S&P 500 VIX 3-Month Futures Index,” “S&P 500 VIX 4-Month Futures Index,” “S&P 500 VIX Mid-Term Futures Index,” and “S&P 500 VIX 6-Month Futures Index” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by UBS. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed to S&P. The ETRACS ETNs are not sponsored, endorsed, sold or promoted by S&P or CBOE and neither S&P nor CBOE makes any representation regarding the advisability of investing in the ETNs. “ISE Cloud Computing™ Total Return Index”, “ISE Solid State Drive™ Index”, “ISE Oil Futures Spread™”, “ISE Natural Gas Futures Spread™”, “ISE™®”, and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC ("ISE" or "Licensor") and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates. UBS AG’s ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN, ETRACS ISE Solid State Drive Index ETN, ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN, ETRACS Natural Gas Futures Contango ETN and ETRACS Oil Futures Contango ETN based on the ISE Cloud Computing™ Total Return Index, ISE Solid State Drive™ Index, ISE Natural Gas Futures Spread™ Index and the ISE Oil Futures Spread™ Index, respectively, are not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of trading in such product(s). Alerian MLP Infrastructure Index, Alerian Natural Gas MLP Index, Alerian MLP Infrastructure Total Return Index, Alerian Natural Gas MLP Total Return Index, AMZI, AMZIX and ANGI are trademarks of GKD Index Partners, LLC d/b/a Alerian and their use is granted under a license from GKD Index Partners. Wells Fargo Securities, Wells Fargo Securities, LLC, Wells Fargo, and Wells Fargo® Master Limited Partnership Index are trademarks of Wells Fargo & Company and have been licensed for use by UBS AG. ETRACS Wells Fargo MLP Index is not issued, guaranteed, sponsored, endorsed, sold or promoted by Wells Fargo & Company, Wells Fargo Securities, LLC or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the ETRACS ETNs or any member of the public regarding the advisability of investing in securities generally or in this ETRACS Wells Fargo MLP Index particularly or the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market. Wells Fargo & Company does not guarantee that the Index referenced by the ETRACS ETNs has been accurately calculated and shall not have any liability for any error in the calculation. Wells Fargo’s only relationship to UBS AG is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to this ETRACS Wells Fargo MLP Index. Wells Fargo has no obligation to take into consideration the ETRACS Wells Fargo MLP Index or investors in the ETRACS ETNs when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the listing, registration, distribution, administration, marketing, trading or redemption or settlement by the issuer or otherwise of this ETRACS Wells Fargo MLP Index. Wells Fargo does not guarantee the accuracy and/or the completeness of the index or of any data supplied by it or any data included therein. Wells Fargo makes no warranty, express or implied, as to results to be obtained by UBS AG and the ETRACS Wells Fargo MLP Index, or any other person or entity from the use of index or of the data supplied by Wells Fargo or any data included therein. Wells Fargo makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the index and the data supplied by Wells Fargo or any data included therein. Without limiting any of the foregoing, in no event shall Wells Fargo have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages. "MBF Index Holdings, LLC”, “The Fisher-Gartman Risk Index”, “The Fisher-Gartman Equity Subindex” and “The Fisher-Gartman Sovereign Bond Subindex” are trademarks of MBF Index Holdings, LLC and have been licensed for use by UBS AG. The ETRACS Fisher-Gartman Risk On ETN and ETRACS Fisher-Gartman Risk Off ETN are not issued by, sponsored, endorsed, sold or promoted by MBF Index Holdings, LLC or its affiliates and MBF Index Holdings, LLC makes no representation regarding the advisability of investing in the product. MBF Index Holdings, LLC does not guarantee that the Index referenced by the product has been accurately calculated and shall not have any liability for any error in the calculation. Other marks may be trademarks of their respective owners. All rights reserved. UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg.

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New York:      Michelle A. Lee                                                                                  +1 212 333 3810

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